February 6, 2012

Solar America Corp.
1135 Hodges Street
Lake Charles, LA 70601
Attn: Brian Barrilleaux, CEO

RE: Registration Statement on Form S-1/A

Dear Mr. Barrilleaux:

We have acted as counsel to Solar America Corp., a Wyoming corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-1/A (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 6,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to a resolution of the Company’s Board of Directors authorizing such issuance.  The Shares are to be offered by the Company on a self-underwritten, best-efforts, no minimum basis.

We have examined instruments, documents, and records, which we have deemed relevant and necessary for the basis of this opinion, including, but not limited to, the Registration Statement, the Company’s articles of incorporation, the Company’s bylaws, and the records of corporate proceedings relating to the issuance of the Shares.  Additionally, we have reviewed and made such other examinations of law and fact as we have deemed relevant to form the opinion hereinafter expressed.

In such examinations, we have assumed the following: (i) the legal capacity of all natural persons; (ii) the authenticity and completeness of all instruments presented to me as original documents; (iii) the conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies; (iv) the genuineness of all signatures; and (v) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

In conducting my examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the offering have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the Registration Statement and after the effectiveness of the Registration Statement, and the receipt of consideration therefore in accordance with the terms of the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Wyoming, including the Wyoming Constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.  This opinion is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus which is made part of the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

LUCOSKY BROOKMAN LLP /s/ Lucosky Brookman LLP